Exhibit 99.1

Pareteum Announces First Quarter 2019 Financial Results

Q1 Revenue of $23 Million Drives Growth of 460% Year-over-Year

Q1 Adjusted EBITDA of $5.2 Million

Net Dollar-Based Expansion Rate of 144% Year-over-Year

Increases Full Year 2019 Guidance - Projecting 255-285% Year-over-Year Revenue Growth

New York, NY – May 7, 2019 – Pareteum Corporation (Nasdaq:TEUM), a rapidly growing global cloud software communications platform company with a mission to connect every person and every(thing)™, today announced operating and financial results for the first quarter ended March 31, 2019.

“We are very pleased with our strong first quarter results, delivering 460% revenue growth in Q1 2019 compared to Q1 2018. Pareteum’s core business, pre-acquisitions, has grown 33% over the prior quarter,” commented Hal Turner, Pareteum’s Founder, Executive Chairman and Principal Executive Officer. “We are proud of the significant business transformation we have achieved over the past few years. Pareteum is a fast-growing and profitable SaaS and communications service provider. Our software and platform solutions are unique in the market, our global TEUM is executing, we are well positioned to capture the large market opportunity, and we are committed to our mission to connect every person and every(thing)™.”

FIRST QUARTER 2019 FINANCIAL RESULTS:

(Unless otherwise noted, all comparisons are made to the first quarter of 2018)

•	Total revenues increased 460% to $23 million
•	Adjusted EBITDA increased 1,723% to $5.2 million
•	Non-GAAP EPS of $0.02 cents
•	Artilium and iPass financials are consolidated and accretive in Pareteum’s first quarter results
•	Net Dollar-based expansion rate represented 144% growth
•	Increase in total assets from $27.2 million at March 31, 2018 to $236.9 million at March 31, 2019
•	Cash balance of $10.7 million

KEY FIRST QUARTER OF 2019 OPERATIONAL METRICS:

•	36-Month Contractual Revenue Backlog increased to $938 million for the first quarter of 2019, up from $200 million in the first quarter of 2018 with a conversion rate to revenue of 101%
•	Connections increased 441% to 12,012,000 for the first quarter of 2019, and grew 161% sequentially in the first quarter of 2019
•	First quarter average annualized revenue per employee of $390,000, an increase of 55% year over year

	Sequential Quarterly Key Metrics

($000's)	Q1 2019		Q4 2018		Q3 2018		Q2 2018		Q1 2018
REVENUE	23,040		14,312		8,008		6,003		4,113

YEAR-OVER-YEAR REVENUE GROWTH	18,927	460%	10,297	256%	4,509	129%	2,764	85%	1,318	47%

GROSS MARGIN	12,972	56%	9,085	63%	5,879	73%	4,223	70%	2,918	71%

ADJUSTED EBITDA	5,156		2,339		1,782		1,297		283

EBITDA	(2,485)		(3,093)		(5,851)		597		(869)

CASH BALANCE	10,699		6,052		18,865		19,205		15,759

36 MONTH CONTRACTUAL REVENUE BACKLOG	938,000		615,000		403,000		276,000		200,000

CONNECTIONS	12,012		4,609		2,903		2,714		2,220

RECENT BUSINESS HIGHLIGHTS:

•	In February 2019, Pareteum completed the acquisition of iPass, delivering key strategic benefits including an intelligent Wi-Fi connectivity platform; deep relationships with marquee enterprise customers; strong process, procedures and system enhancements; and strong talent particularly on the technology development side
•	The Company announced a new sales transaction with Citrix Systems to migrate employees to a cloud-based deployment of Pareteum’s iPass SmartConnectTM solution, which has been fully integrated with Citrix’s existing single sign-on solution to provide users with an enhanced security experience. A phased rollout is currently underway
•	The Company closed a $50 million credit facility with Post Road Group in February 2019. An initial draw of $25 million will be used to repay the debt and transaction costs associated with the iPass transaction and to facilitate accelerated organic growth and potential M&A transactions

2019 FULL YEAR GUIDANCE:

We expect revenue to be between $115 million and $125 million for the full year of 2019. Adjusted EBITDA and Cash Flow, net of restructuring and acquisition costs will be positive for the year.

We are expecting 2019 revenue growth in the range of 255% to 285% year-over-year, outpacing the market growth rate fivefold to be updated quarterly.

CONFERENCE CALL INFORMATION:

Date:	Tuesday, May 7, 2019
Time:	4:30 PM EDT
Conference ID:	4614687
Domestic Dial-in Number:	1-800-263-0877
International Dial-in Number:	1-646-828-8143

Belgium Toll Free:	0800 58228
Netherlands Toll Free:	0800 023 1436
U.K. Toll Free:	0800 358 6377

Live webcast:	http://public.viavid.com/index.php?id=134075

A replay of the call will be available approximately one hour after the end of the call through May 6, 2020, and can be accessed at: http://public.viavid.com/index.php?id=134075

About Pareteum Corporation:

Millions of people and devices are connected around the world using Pareteum’s Global Cloud Communications Platform, enhancing their mobile experience. Pareteum unleashes the power of applications and mobile services, bringing secure, ubiquitous, scalable, and seamlessly available voice, video, SMS/text messaging, and data, media and content enablement to our customers, making worldwide communications services easily and economically accessible to everyone. By harnessing the value of our cloud communications platform, Pareteum serves enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers Pareteum envisions a new mobile communications experience imagining what will be, and delivering now. Pareteum currently has offices in North America, South America, Spain, Bahrain, Singapore, Indonesia, Germany, Belgium, United Kingdom, Russia, and the Netherlands. For more information please visit: www.pareteum.com.

36-Month Contractual Revenue Backlog Definition:

36-Month Contractual Revenue Backlog (36MCRB), is a Non-GAAP financial measure. It is measured on a forward-looking 36-month snapshot view, monthly, and is generated by the Company’s Communications Services Providers, Enterprises, and IoT customers who use communication as a service platform products and services from the company’s portfolio. The Pareteum multi-year Software-as-a-Service agreements include service establishment and implementation fees, guaranteed minimum monthly recurring fees, as well as contractually scheduled subscribers (connections), in some cases including subscriber (connections) usage, during the term of the agreement, and, their resulting monthly recurring contractual revenue. There can be no assurances that we reach the total contract revenue backlog. Timing of revenue recognition may vary from actual results.

Discussion of Non-GAAP Financial Measures:

Pareteum's management believes that the non-GAAP measures of (1) "EBITDA" (2) "Adjusted EBITDA" (3) “Non-GAAP EPS (4) Cash from operating activities excluding expenditures from restructuring and acquisitions and (4) Contractual Revenue Backlog enhance an investor's understanding of Pareteum's financial and operating performance by presenting (i) a focus on core operating performance and (ii) comparable financial results over various periods. Pareteum 's management uses these financial measures for strategic decision making, forecasting future financial results and operating performance. The presentation of non-GAAP (“Generally Accepted Accounting Principles”) financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA Definition:

“EBITDA” is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” is a non-GAAP measure defined by Pareteum as “EBITDA” excluding stock-based compensation, stock-based compensation taxes, restructuring costs, acquisition costs, nonrecurring expenditures and certain software and non-cash adjustments made during the 2016 restructuring that are not applicable in 2018 and 2019.

Non-GAAP Earnings and EPS Definition:

“Non-GAAP Earnings and EPS” is a non-GAAP measure defined as earnings per share excluding stock-based compensation, restructuring and acquisition costs, amortization of intangible assets and other nonrecurring expenditures in 2018 and 2019.

Net Dollar-Based Expansion Rate Definition

“Net Dollar-Based Expansion Rate” is measured for a particular quarter period by first identifying the cohort of customers, or Base Customers, that were live and in service on the first day of the given quarter. We then calculate our net dollar expansion rate by dividing the revenue we recognized for this cohort of customers in the reporting period to the revenue we recognized for the same group of customers in the same quarter in the prior year, expressed as a percentage of the revenue we recognized for the cohort in the prior year comparative period. A customer will not be considered a Base Customer unless such customer has been live and in service in both comparable periods.

Cash from operating activities excluding expenditures from restructuring and acquisitions:

Cash from operating activities excluding expenditures from restructuring and acquisitions is a Non-GAAP measure defined as cash flows from operating activities as adjusted for adjustments to deferred revenues, net billings in excess of revenues, restructuring costs primarily from prior periods and acquisition costs.

Forward Looking Statements:

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Media Inquiries
Press@pareteum.com

Pareteum Investor Relations Contacts:

Ted O’Donnell

Chief Financial Officer

+1 646 810 2182

InvestorRelations@pareteum.com

Michael Bloom

Investor Relations

michael.bloom@pareteum.com

Allise Furlani

The Blueshirt Group

blueshirt.group@pareteum.com

Carrie Howes

Rayleigh Capital

European- Global IR

+1 416 837 0075

PARETEUM CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands)

	March 31,	December 31,
	2019	2018

Cash and cash equivalents	10,699	6,052
Restricted cash	705	431
Accounts receivable	28,645	15,362
Prepaid expenses and other current assets	3,634	2,084
Total current assets	43,682	23,928

Intangible Assets	60,706	39,658
Goodwill	119,899	91,774
Lease Right of Use Assets	3,136	0
Other non-current assets	9,523	5,681

Total assets	236,947	161,041

Total current liabilities	39,779	20,006
Total non-current liabilities	33,562	8,971
Total liabilities	73,341	28,977

Total stockholders' equity	163,606	132,065

Total liabilities and stockholders' equity	236,947	161,041

PARETEUM CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands except for per share amounts)

	Three Month Period Ended
	March 31,	March 31,
	2019	2018

REVENUES	23,040	4,113

COST AND OPERATING EXPENSES
Cost of revenues	10,068	1,195
Product development	2,198	727
Sales and marketing	2,565	689
General and administrative	7,614	2,297
Restructuring and acquisition costs	3,080	74
Depreciation and amortization	2,843	965
Total cost and operating expenses	28,370	5,947

LOSS FROM OPERATIONS	(5,330)	(1,834)

Total other (expense)	(616)	(301)

LOSS BEFORE PROVISION FOR INCOME TAXES	(5,946)	(2,135)
Income tax benefit	(167)	(1)
NET LOSS	(5,779)	(2,134)

OTHER COMPREHENSIVE LOSS / INCOME
Foreign currency translation (loss) gain	(360)	104
COMPREHENSIVE LOSS	(6,138)	(2,030)

Net income/loss per common share - basic	$(0.06)	$(0.04)

Weighted average shares - basic	103,565,745	50,062,434

Non-GAAP Income/(Loss) Per Common Share	$0.02	$(0.02)

Weighted average shares basic and diluted common stock equivalents	124,767,770	50,062,434

Non-GAAP Reconciliation	Three Month Period Ended
	March 31,	March 31,
	2019	2018

NET LOSS	(5,779)	(2,134)

Total interest and other income (expense)	616	301
Depreciation and amortization	2,843	965
Provision for income taxes	(167)	(1)

EBITDA	(2,485)	(869)

Restructuring and acquisition costs	3,080	74
Stock based compensation	3,714	1,078
Stock based tax	847	0
Adjusted EBITDA	5,156	283

Non-GAAP Reconciliation

NET LOSS	(5,779)	(2,134)

Restructuring and acquisition costs	3,080	74
Stock based compensation	3,714	1,078
Amortization of Intangibles	1,652	0
NON-GAAP NET INCOME/(LOSS)	2,667	(982)